UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 13, 2007

MAX ENTERTAINMENT HOLDINGS, INC.

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(Exact name of registrant as specified in its charter)

Delaware	333-11714	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

6588 Barnard Drive, Suite 40

Richmond, BC V7C 5R8

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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (778) 889-3091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 Corporate Governance

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2007, Daniel Kilian resigned his position as an officer of the Company.  Mr. Kilian will retain his seat on the Board of Directors.  There were no disagreements between Mr. Kilian and the Company relating to the Company’s operations, policies or practices.

On December 13, 2007, the Board of Directors appointed Mr. Mark Horrelt as a member of the Board of Directors and the Chief Executive Officer.  There are no transactions between the Company and Mr. Horrelt which would be required to be reported under Item 404(a) of Regulation S-B.

Mark Horrelt, a Canadian national, currently sits on the Board of Directors of Anderson & Associate Lawyers, Spain. Most recently, he has acted as the interim CEO of a midsized information technology company to secure a manufacturing and online gaming agreement in China. Formerly, Mr. Horrelt was managing Director of Knoops & Horrelt International Law in The Hague. He has a Master degree in Public International Laws from the University of Leiden where he worked under the supervision of Professor John Dugard of The International Law Commission, and is an alumnus of The Hague Academy of International Law. He also has a degree in Commerce from St. Mary's University, Canada, and he began his career working as a commodities broker in Toronto before moving on to the financial markets in London. He was later drawn to the world of human rights and humanitarian aid and worked long term as Project Co-ordinator for Medecins sans Frontieres in Somalia and Sudan under conditions of famine and civil war. He also acted as Chief Negotiator to facilitate emergency medical relief in those countries. Among other things he has worked as a consultant for aid organizations and as Director of Corporate Fund Raising for Save the Children. Notably, Mr. Horrelt has been legal advisor in a case before the International Criminal Tribunal for Rwanda and the International Criminal Tribunal for the Former Yugoslavia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 13, 2007

MAX ENTERTAINMENT HOLDINGS, INC.

/s/ Mark Horrelt

By: Mark Horrelt

CEO and Director